Exhibit 99.1

FOR FURTHER INFORMATION:

AT THE COMPANY:	AT ZLOKOWER COMPANY

Medallion Financial Corp.
437 Madison Avenue
New York, New York 10022

Andrew M. Murstein, President	Public Relations
Larry D. Hall, CFO	Harry Zlokower/Dave Closs
1-212-328-2100	1-212-447-9292
1-877-MEDALLION

FOR IMMEDIATE RELEASE

MEDALLION FINANCIAL ANNOUNCES INCREASE AND

EXTENSION OF CREDIT FACILITY

FACILITY INCREASED FROM $325,000,000 TO $475,000,000 AND EXTENDED FROM

SEPTEMBER 2006 TO SEPTEMBER 2008

NEW YORK, N.Y., January 10, 2006 — Medallion Financial Corp. (NASDAQ: TAXI), a specialty finance company with a leading position servicing the taxicab industry and other niche markets in small business and consumer lending, announced that it has signed an amendment with one of its lenders, Merrill Lynch Commercial Finance Corp., to amend its existing credit facility. The amendment increases the amount of the facility from $325,000,000 to $475,000,000 . In addition, the current facility, which was to mature in September 2006, has now been extended until September 2008.

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Medallion Financial Announces Facility Amendment, page 2

The amendment further provides Medallion with, among other items, increased borrower and guarantor concentration limits.

Andrew Murstein President of Medallion stated, “ From day one this has been an outstanding relationship with Merrill. With their support, along with our own bank, we have grown our medallion portfolio by 50% over the past two years to all-time highs. This new increase provides us with the flexibility and improved liquidity to permit us to grow our portfolio in the years ahead.”

Medallion Financial Corp. is a specialty finance company with a leading position in the origination and servicing of loans financing the purchase of taxicab medallions and related assets. The Company also originates and services commercial and consumer loans in targeted niche industries. The Company and its subsidiaries have lent over $3 billion to its taxicab, commercial, and consumer customers. Since its initial public offering in 1996 the company has paid out more than $90 million in dividends representing more than $6 per share.

Please note that this press release contains forward-looking statements that involve risks and uncertainties relating to business performance, cash flow, costs, sales, net investment income, earnings, and growth. Medallion’s actual results may differ significantly from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those factors discussed under the heading “Investment Considerations,” in Medallion’s 2004 Annual Report on Form 10-K.